Exhibit 10.15

THIRD AMENDMENT
TO THE
MOOG INC. 2014 LONG TERM INCENTIVE PLAN

WHEREAS, the Moog Inc. 2014 Long Term Incentive Plan (the “Plan”) was adopted effective January 7, 2015; and
WHEREAS, the Board of Directors of Moog Inc. (the “Board”) reserved the right under Section 21 of the Plan to amend the Plan; and
WHEREAS, the Board now wishes to amend the Plan to allow for “Awards” (as defined in the Plan) to be settled in cash, shares of “Company Stock” (as defined in the Plan), or a combination of cash and Company Stock, as the “Committee” (as defined in the Plan) determines in its discretion, provided that the settlement of any Award in cash does not constitute a repricing;
NOW, THEREFORE, the Plan is hereby amended, effective as of November 11, 2019, as follows:
1.    Section 4 of the Plan is amended by deleting the third paragraph therein and replacing that paragraph as follows:
“The Committee may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, (b) waive or amend the operation of Plan provisions respecting exercise after termination of service, or otherwise adjust any of the terms of the Option or SAR, and (c) accelerate the Vesting Date or Issue Date, or waive any condition imposed under the Plan with respect to any share of Restricted Stock or RSU, or otherwise adjust any of the terms applicable to an Award. At the discretion of the Committee, and except as would result in a repricing, payment of Awards may be made in cash, Company Stock, or a combination of cash and Company Stock, as the Committee shall determine.”

2.    In all other respects the Plan remains unchanged.

                        Moog Inc.
Dated: November 11, 2019                    By: ________________________

Approved by Resolution of the Board of Directors adopted November 11, 2019